Exhibit 10.27

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED EQUITY JOINT VENTURE CONTRACT

among

ANHUI RYZUR MEDICAL EQUIPMENT MANUFACTURING CO., LTD.

(安徽瑞德医疗设备制造有限公司)

WUXI CHINALEAF REHABILITATION INDUSTRY EQUITY INVESTMENT FUND
(LIMITED PARTNERSHIP)

(无锡中叶康复医疗产业股权投资基金合伙企业（有限合伙）)

and

MYOMO, INC.

and

BEIJING RYZUR MEDICAL INVESTMENT CO., LTD.

(北京瑞德医疗投资股份有限公司)

with respect to

JIANGXI MYOMO MEDICAL ASSISTIVE APPLIANCE CO., LTD.

(江西迈欧繆医疗辅助器具有限公司)

As of December 29, 2021

ACTIVE/97905134.7

Table of contents

Chapter One	Definitions	2

1.1	Definitions	2
1.2	Interpretation	2

Chapter Two	Parties	2

2.1	Parties	2
2.2	Representations and Warranties	3
2.3	Change of Representative	3

Chapter Three	Establishment and Continued Existence of the Company	3

3.1	Name of the Company	3
3.2	PRC Legal Person	4
3.3	Limited Liability	4

Chapter Four	Purpose, Scope and Scale of Business	3

4.1	Purpose	4
4.2	Scope of Business	4

Chapter Five	Registered Capital	4

5.1	Registered Capital	4
5.2	Capital Reserve	5
5.3	Additional Financing	5
5.4	Restrictions on Transfers	5
5.5	Right of First Refusal	6
5.6	Right of Co-sale	7
5.7	Put Option	8
5.8	IPO of Beijing Ryzur	9

Chapter Six	Responsibilities of the Parties	9

6.1	Anhui Ryzur's Responsibilities	9
6.2	Fund's Responsibilities	10
6.3	Myomo's Responsibilities	10

Chapter Seven	Shareholders’ Meeting	10

7.1	Shareholders’ Meeting	10
7.2	Convening of the Shareholders’ Meeting	11
7.3	Notice of Shareholders’ Meeting	11
7.4	Location and Time of Shareholders’ Meetings	11
7.5	Approval of the Shareholders’ Meeting	12
7.6	Written Consent	13

Chapter Eight	Board of Directors	13

8.1	Size; Appointments	13
8.2	Duties of Chairman	14
8.3	Quorum	14
8.4	Board Meetings	14
8.5	Proxies	15
8.6	Majority Vote Standard	15
8.7	Duty of the Directors	15
8.8	Actions Requiring Unanimous Consent	15
8.9	Written Consent	16
8.10	Conference Calls	16
8.11	Remuneration	16

Chapter Nine	Supervisor	16

9.1	Supervisor	16
9.2	Duty of Supervisor	17
9.3	Remuneration	17

Chapter Ten	Business Management	17

10.1	General Manager	17
10.2	Responsibilities of General Manager	17
10.3	Other Management Personnel	18
10.4	Subsidiaries	18

Chapter Eleven	Labor Management	18

11.1	Employees	18
11.2	Employment Plan	18
11.3	Labor Contract	18
11.4	Expert Support	18

Chapter Twelve	Taxation, Finance, Insurance and Inspection	18

12.1	Taxation	18
12.2	US Tax Election	19
12.3	Accounting	19
12.4	Auditing	19
12.5	Bank Accounts	19
12.6	Insurance	19
12.7	Inspection	19
12.8	Information	19

Chapter Thirteen	Profit Distribution	20

13.1	Three Funds	20
13.2	Accumulated Losses and Profits	21
13.3	Profit Distribution	21

Chapter Fourteen	Purchase of MyoPro Control System	21

14.1	Purchase of MyoPro Control System	21
14.2	Guaranteed Annual Minimum Payment Amount; Adjustment to Guaranteed Minimum Payment	21
14.3	Purchase Price Per Unit	22
14.4	Export to Myomo	22

Chapter Fifteen	Effectiveness; Term	22

15.1	Effectiveness of the Contract	22
15.2	Term.	22
15.3	Extension	22

Chapter Sixteen	Termination and Liquidation	22

16.1	Termination upon Expiration of Term	22
16.2	Termination by Mutual Agreement	23
16.3	Early Termination	23
16.4	Liquidation	23
16.5	Effect of Termination	24

Chapter Seventeen	Confidentiality and Non-Competition	25

17.1	Confidentiality	25
17.2	Non-Competition	26

Chapter Eighteen	Compliance with Law	26

18.1	General Compliance	26

Chapter Nineteen	Governing Law; Dispute Resolution	27

19.1	Governing Law	27
19.2	Dispute Resolution	27
19.3	Other Matters Unaffected	28

Chapter Twenty	Liabilities for Breach of Contract	28

20.1	Breach of Contract	28
20.2	Damages	28

Chapter Twenty-one	Miscellaneous	28

21.1	Notices	28
21.2	Further Assurances	29
21.3	Entire Agreement	29
21.4	No Implied Waivers	29
21.5	Severance	29
21.6	Amendments	29
21.7	No Assignment	30
21.8	Guarantee by Beijing Ryzur	30
21.9	Future Cooperation	30
21.10	Language	30
21.11	Counterparts	31

Schedule IDefinitions

Schedule IIList of Company Competitors

AMENDED AND RESTATED EQUITY JOINT VENTURE CONTRACT

In accordance with the Foreign Investment Law of the People’s Republic of China, Company Law of the People’s Republic of China, and in conformity with other relevant Laws of the PRC, and adhering to the principles of equality and mutual benefit and through friendly consultations:

(i)

Anhui Ryzur Medical Equipment Manufacturing, Co., Ltd., (in Chinese “安徽瑞德医疗设备制造有限公司”) (“Anhui Ryzur”), a limited liability company incorporated in and under the Laws of the PRC and having its registered office at #4 and #5 factory, Ryzur Medical Industrial Park, Economic and Technological Development Zone, Hefei, Anhui Province, PRC (安徽省合肥市经济技术开发区宿松路以西观海路以南瑞德医疗产业园4#、5#厂房);

(ii)

Wuxi ChinaLeaf Rehabilitation Industry Equity Investment Fund (Limited Partnership) (in Chinese “无锡中叶康复医疗产业股权投资基金合伙企业（有限合伙）”) (“Fund”), a limited partnership incorporated in and under the Laws of the PRC and having its address at 528 Lvyuan Road, Nanyue Village, Xinjie Jiedao, Yixing, Jiangsu Province, PRC;

(iii)	Myomo, Inc. (“Myomo”), a listed company incorporated under the Laws of the State of Delaware, USA;
(iv)

Jiangxi Myomo Medical Assistive Appliance Co., Ltd. (in Chinese: 江西迈欧繆医疗辅助器具有限公司) (the “Company”), a limited liability company incorporated in and under the Laws of the PRC and having its registered office at to the east of Wenchang Avenue, to the south of Weiqi Road, to the west of Kezonger Road and to the north of Weiba Road, Fuzhou High-tech Industrial Development Zone, Jiangxi Province (江西省抚州市抚州高新技术产业开发区文昌大道以东、纬七路以南、科纵二路以西、纬八路以北); and

(v)

Beijing Ryzur Medical Investment Co., Ltd., (in Chinese“北京瑞德医疗投资股份有限公司”) (“Beijing Ryzur”), a company limited by shares incorporated in and under the Laws of the PRC and having its registered office at Room 2218, #26 Yard, West Juyuan Road, Mapo Country, Shunyi District, Beijing, PRC (北京市顺义区马坡镇聚源西路26号院2218室).

hereby enter into this Amended and Restated Equity Joint Venture Contract (this “Contract”) with respect to Jiangxi Myomo Medical Assistive Appliance Co., Ltd. as of December 29, 2021 (“Execution Date”).  In this Contract, Anhui Ryzur, Fund, Myomo and the Company are collectively referred to as “Parties”; and a “Party” means each or any of the Parties, as the context may require.

ACTIVE/97905134.7

Recitals

WHEREAS, the Parties desire to jointly establish a Sino-foreign equity joint venture on and subject to the terms set forth in this Contract.

NOW, THEREFORE, the Parties hereby agree as follows:

Chapter One
Definitions and Interpretations

1.1	Definitions. Unless the context otherwise requires, capitalized terms used in this Contract shall have the meanings as defined in Schedule I attached hereto.

1.2

Interpretation.  For all purposes of this Contract, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in their respective definitions and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Contract to designated “Chapters”, “Sections” and other subdivisions are to the designated Chapters, Sections and other subdivisions of the body of this Contract unless explicitly stated otherwise, and all references in this Contract to designated schedules and exhibits are to the schedules and exhibits attached to this Contract unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Contract as a whole and not to any particular Chapter, Section or other subdivision, (d) the titles of the Sections and Subsections of this Contract are for convenience of reference only and are not to be considered in construing this Contract, (e) any reference in this Contract to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Contract to any agreement or instrument is a reference to that agreement or instrument as amended or novated, and (g) this Contract is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

Chapter Two
Parties

2.1	Parties. Parties to the Company are as follows:

(a)	Anhui Ryzur:	(in Chinese“安徽瑞德医疗设备制造有限公司”)

	Registered Address:	#4 and #5 factory, Ryzur Medical Industrial Park, Economic and Technological Development Zone, Hefei, Anhui Province, PRC (安徽省合肥市经济技术开发区宿松路以西观海路以南瑞德医疗产业园4#、5#厂房)
	Legal representative:	Ren Song
	Position:	Legal Representative
	Nationality:	China

(b)	Fund:	Wuxi ChinaLeaf Rehabilitation Industry Equity

Investment Fund (Limited Partnership) (in Chinese “无锡中叶康复医疗产业股权投资基金合伙企业（有限合伙）
Address:	528 Lvyuan Road, Nanyue Village, Xinjie Jiedao, Yixing, Jiangsu Province, PRC (中国江苏省宜兴市新街街道南岳村绿园路528号)

Authorized representative:Wu Jing

	Position:	Authorized Representative
	Nationality:	China

(c)	Myomo:	Myomo, Inc.
	Registered Address:	137 Portland St. , 4th Floor, Boston,
MA 02114, USA
	Authorized representative:	Paul Gudonis
	Position:	Chief Executive Officer
	Nationality:	USA

2.2

Representations and Warranties.  Each Party represents and warrants to the other Parties that: (i) it is a duly organized and validly existing independent legal person in its jurisdiction of incorporation and has the full power and legal right to conduct its business in accordance with its charter documents; (ii) it possesses full power and authority to enter into this Contract and to perform its obligations hereunder; (iii) its representative whose signature is affixed hereto has been fully authorized to sign this Contract and to bind itself as a Party thereby; (iv) its execution, delivery and performance of this Contract do not and will not contravene or conflict with or constitute a violation of its corporate organizational documents or any board resolutions, or any provision of any Law applicable to that Party; and (v) upon the effective date of this Contract, the provisions of this Contract shall constitute its legal, valid and binding obligations.

2.3

Change of Representative.  Each Party shall have the right to change its legal representative or authorized representative but shall promptly notify the other Parties in writing of such change and the name, position and nationality of its new legal representative or authorized representative.

Chapter Three
Establishment of the Company

3.1	Name of the Company. The name of the Company in Chinese is “江西迈欧繆医疗辅助器具有限公司”.

The name of the Company in English is “Jiangxi Myomo Medical Assistive Appliance Co., Ltd.”

The registered address of the Company is “to the east of Wenchang Avenue, to the south of Weiqi Road, to the west of Kezonger Road and to the north of Weiba Road, Fuzhou High-tech Industrial Development Zone, Jiangxi Province (江西省抚州市抚州高新技术产业开发区文昌大道以东、纬七路以南、科纵二路以西、纬八路以北)”

3.2	PRC Legal Person. The Company shall exist as a PRC legal person in the form of a Sino-foreign equity joint venture.
3.3

Limited Liability.  The Company shall be a limited liability company. The Company shall be liable for all its debts and obligations to the extent of its own assets. Each Party shall only be liable to the Company up to its committed capital contribution to the registered capital and capital reserve of the Company. Creditors of the Company (including taxation and other authorities) shall have no recourse whatsoever against any Party for any Liability of the Company.

Chapter Four
Purpose, Scope and Scale of Business

4.1

Purpose.  The Company will, by itself or through its Subsidiaries, engage in the development, manufacture, commercialization and distribution of Myomo Products (the “Business”) in the PRC, Hong Kong, Macau and Taiwan (the “Territory”).

4.2

Scope of Business. The business scope of the Company is “development & research, production, assembling and sale of the articles, tools, rehabilitation assistance appliance and daily electrical equipment for disabled; production and sale of Class I medical device; production and sale of Class II medical device (研发、生产、装配、销售假肢、矫形器、轮椅、拐杖等残疾人用品、用具、其它康复辅助器具和生活电器。一类医疗器械、销售、制造，二类医疗器械制造、销售)”, which shall be subject to the Registration Authority’s approval.

Chapter Five

Registered Capital

5.1	Registered Capital. The registered capital of the Company shall be US$1,000,000, which shall be contributed by the Parties in accordance with below.
(i)

Anhui Ryzur shall contribute the RMB equivalent of [****] to the registered capital of the Company in the form of cash (among which the RMB equivalent of [****] share would be transferred from Fund to Anhui Ryzur), which RMB equivalent shall be calculated based on the median US$-RMB exchange rate published by the People’s Bank of China on the date of contribution, representing a 65.1% equity interest in the Company on a fully-diluted basis; Anhui Ryzur shall contribute the remaining registered capital no later than the date when Myomo has contributed the registered capital in accordance with below (iii);

(ii)

Fund shall contribute the RMB equivalent of [****] to the registered capital of the Company in the form of cash, which RMB equivalent shall be calculated based on the median US$-RMB exchange rate published by the People’s Bank of China on the date of contribution, representing a 15% equity interest in the Company on a fully-diluted basis; Fund shall make the capital contribution of the RMB equivalent of [****] in accordance with a Capital Increase Agreement entered into by and among Fund, Anhui Ryzur and the Company on the date hereof (the “Capital Increase Agreement”);

(iii)	Myomo shall contribute [****] to the registered capital of the Company in the form of cash, representing a 19.9% equity interest in the Company on a fully-diluted basis;

Myomo shall contribute [****] to the registered capital of the Company within fifteen (15) Business Days after its receipt of the first installment of the License Fee from the Company in accordance with the Technology License Agreement;

Upon the request of Myomo, the Company shall appoint an accounting firm or other qualified institution to evaluate and verify each Party’s capital contribution.

5.2	Capital Reserve. In addition to the registered capital contribution as provided in above Section 5.1:
(i)

Anhui Ryzur and Fund agree to contribute such additional capital of a minimum of US$8,000,000 and up to US$20,000,000 to the capital reserve of the Company during the first five (5) years after the Establishment Date. (for the avoidance of doubt, the Parties agree that the [****] capital contributed by the Fund to the Company in accordance with the Capital Increase Agreement shall be included a part of such additional capital); and

(ii)

Anhui Ryzur’s and Fund’s any such contribution to the capital reserve of the Company shall not dilute Myomo’s shareholding percentage in the Company, being 19.9% of the equity interest of the Company on a fully-diluted basis.

5.3	Additional Financing.
(a)

Any future capital raise (including increase of registered capital, issuance of equity, convertible securities or equity-linked instruments) for the Group shall be subject to the written consent of the Parties and the unanimous approval of the Board.

(b)

In the event that the Company or any member of the Group increases its registered capital or issues equity, convertible securities or equity-linked instruments, the Parties will be entitled to participate on a pro rata basis as subscribers, through contribution of cash or other assets and on terms to be agreed to by the Parties.

5.4	Restrictions on Transfers.
(a)

Unless specifically permitted herein, no Party may, directly or indirectly, sell, assign, mortgage, pledge, or otherwise dispose of (each a “Transfer”) all or any part of its equity interests in the Company to any third party, or otherwise create any third party rights or Encumbrance upon all or any part of its equity interests in the Company, without the prior written consent of the other Parties.  Notwithstanding the foregoing, Anhui Ryzur may pledge or mortgage its equity interest in the Company as part of debt arrangements it may enter into, but agrees to notify Myomo and Fund within five (5) Business Days of the effective date of such pledge.

(b)	Notwithstanding anything to the contrary under Section 5.4(a) above:
(i)

any Party may Transfer all or any part of its equity interest in the Company either to its Affiliate(s) thereof or otherwise in connection with an internal restructuring; and each of the other Parties are hereby deemed to have given its respective consent to such Transfer and waived its statutory right of first refusal in connection with such Transfer;

(ii)

Fund shall be entitled to transfer all or any part of its equity interests in the Company to Anhui Ryzur, or their respective Affiliates, and Myomo is hereby deemed to have given its consent to such Transfer and waived its statutory right of first refusal in connection with such Transfer; and

(iii)

each of Anhui Ryzur and Fund shall be entitled to Transfer any part of their respective equity interests in the Company to any third party; provided that (A) each of Anhui Ryzur and Fund shall notify Myomo in writing of each such Transfer prior to making such Transfer, and (B) after completion of such Transfer, (y) Anhui Ryzur shall own no less than [****] equity interests of the Company on a fully-diluted basis, and (z) Anhui Ryzur and Fund shall collectively own no less than [****] equity interests of the Company on a fully-diluted basis, provided, in each of (i), (ii) and (iii) above, that none of the transferees of such Transfer shall be a Company Competitor.

(c)

As a condition to any permitted Transfer as set out in above Section 5.4(b), the transferee shall agree in writing to be bound by the terms of this Contract and the Articles of Association to the same extent as the transferor was so bound.

(d)

Any reference to the Transfer hereunder shall include any change in the direct and indirect beneficial interest in a Party. For the avoidance of doubt, each Party shall not circumvent or otherwise avoid the Transfer restrictions set forth in this Contract, whether by holding the equity interests of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any equity interests by such Party or any such Person, or otherwise.

(e)

Any purported Transfer or issuance of any equity interests of any shareholder of the Company or any such Person in contravention of this Contract shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party shall recognize any such Transfer or issuance.

(f)

If any Party should breach any restrictions under this Section, then without limiting any other non-breaching Party’s other right or remedy available to it under the Law or hereunder against the breaching Party, any such non-breaching Party shall be entitled to apply to any competent administrative or judicial authorities for an injunction, to the extent such remedy is available under the applicable Law, to enjoin the breaching Party from any breaching Transfer.

5.5	Right of First Refusal.
(a)

When a Party (the “Transferring Party”) wishes to Transfer all or any part of its equity interest in the Company to a third party, it shall give a written notice (the “Transfer Notice”) to the other Party (the “Non-Transferring Party”), setting forth the equity interest it wishes to Transfer (the “Transfer Shares”), the price of such Transfer, the identity of the proposed transferee and any other relevant terms and conditions of the proposed transaction.  The Non-Transferring Party shall have a right of first refusal to purchase all, but not less than all of the Transfer Shares on the same terms and conditions as the offer price that triggered this first right of refusal.  If the Non-

Transferring Party wishes to exercise its right of first refusal, it shall deliver a notice (the “Exercise Notice”) of exercise of its right of first refusal to the Transferring Party within thirty (30) days (the “Thirty Day Period”) after receipt of the Transfer Notice.  The Exercise Notice shall be final and binding on such Non-Transferring Party.  If the Non-Transferring Party fails to deliver the Exercise Notice within the Thirty Day Period, the Transferring Party shall be free to sell such portion of the Transfer Shares to the proposed third party transferee provided that the final purchase price and other material terms and conditions offered to such proposed transferee shall not be different than those offered to such Non-Transferring Party.

(b)

Upon the receipt of Exercise Notice by the Transferring Parties, the Parties shall enter into an equity interest purchase agreement within one (1) month in all material respects on the terms and conditions provided in the Transfer Notice, which equity interest purchase agreement shall provide, among other things, that (i) the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Transferring Party and the Non-Transferring Parties that have elected to purchase a majority of the Transfer Shares to be purchased by the Non-Transferring Parties, and (ii) the scheduled time for closing shall not be later than sixty (60) days following the expiration of Thirty Day Period or the last period during which any Non-Transferring Party may elect to purchase any Transfer Shares.

5.6	Right of Co-sale.
(a)

In the equity transfer in accordance with above Section 5.5, in the event that Anhui Ryzur is the Transferring Party (the “Lead Sale Party”), if Myomo or Fund does not exercise its right of first refusal under Section 5.5, Myomo or Fund (as applicable) shall also have the right (but not the obligation) (the “Co-Sale Right”), to Transfer part or all of its equity interest in the Company (the “Co-Sale Shares”) to the proposed transferee, in proportion to the Lead Sale Party’s right to transfer any of its equity interest, on the same terms and conditions with respect to the proposed Transfer by the Lead Sale Party of its Transfer Shares as set out in the Transfer Notice in accordance with the procedure set forth in Section 5.6(b) below.  If the proposed transferee declines to purchase all of the Transfer Shares proposed to be sold by the Lead Sale Party and the Co-Sale Shares, the amount of the equity interest that the proposed transferee agrees to purchase shall be allocated between the Lead Sale Party and Myomo and/or Fund (as applicable) on a pro rata basis based on their respective shareholdings in the Company.

(b)

Within thirty (30) Business Days after expiration of the Thirty Day Period (the “Co-Sale Period”), if Myomo or Fund does not exercise its right of first refusal with respect to the proposed Transfer of any Transfer Shares by the Lead Sale Party under Section 5.5 above in relation to the Transfer Shares, Myomo or Fund (as applicable) shall have the right, exercisable upon delivery of a written notice (the “Co-Sale Notice”) to the Transferor and the Company, to participate in such sale of the Transfer Shares.  If Myomo or Fund (as applicable) delivers to the Transferring Party and the Company a Co-Sale Notice pursuant to the foregoing sentence, it shall have a right to participate in any sale by the Transferring Party of the Co-Sale Shares on the same terms and conditions as specified in the relevant Transfer Notice; provided that Myomo or Fund (as applicable) shall (i) only be required to provide representations and warranties relating to title and ownership of the equity interest to be transferred by it and shall not be required to provide representations and warranties on the business or assets of the Company or any of its Subsidiaries and (ii) not be obliged to pay any amount with respect to any Liabilities arising from the representations and warranties made by it in excess of its share of the total consideration paid by the proposed transferee.  The Co-Sale Notice shall indicate the amount of equity interest of the Company Myomo or Fund wishes to sell under its right to participate.

(c)

To the extent that the Non-Transferring Parties have not exercised their rights to purchase all of the Transfer Shares within the Thirty Day Period specified in Section 5.5 above, and, to the extent a Lead Sale Party proposes to Transfer its equity interest in the Company to a proposed transferee, any Non-Transferring Party has not exercised its rights to participate in the sale of the Co-sale Shares within the Co-Sale Period specified in Section 5.6, the Transferring Party shall have a time period of ninety (90) days from the expiration of the foregoing rights to sell the relevant Transfer Shares to any proposed transferee identified in the relevant Transfer Notice so long as the terms and conditions (including the purchase price) of such sale are no more favorable to such proposed transferee than those specified in the relevant Transfer Notice.  Within fifteen (15) Business Days of entering into any definitive agreement to sell the Transfer Shares to a proposed transferee under this subsection, the Transferring Party shall furnish each Non-Transferring Party with a copy of all definitive agreements relating to such sale.

5.7	Put Option.
(a)

Upon the expiration of the Joint Venture Term, Myomo and Fund may deliver a written notice (the “Redemption Notice”) to Anhui Ryzur requesting that Anhui Ryzur to purchase all (and not less than all) of their then equity interest in the Company in exchange for the Redemption Price, payable in cash in USD (in Myomo’s case) at the closing of such purchase.  For purposes of this Contract, “Redemption Price” shall mean a price per share equal to the then fair market value of such equity interests at the time of Myomo’s or Fund’s delivery of the Redemption Notice, which shall be determined by an independent third party appraiser as mutually selected by Anhui Ryzur, Fund and Myomo (the “Valuer”).  The determination of such fair market value by the Valuer shall, in the absence of manifest error, be final and binding for all parties concerned.  The costs for appointing the Valuer for determination of such fair market value shall be borne by Anhui Ryzur, Fund and Myomo in proportion to their respective ownership percentage in the registered capital of the Company.  The Valuer shall act as expert and not as an arbitrator.

(b)

In the event that Anhui Ryzur fails to pay the Redemption Price in full to Myomo and/or Fund within sixty (60) days following Myomo’s and/or Fund’s delivery of the Redemption Notice, Myomo and Fund and their Affiliates shall be entitled to elect a majority of the Company’s Directors and shall have consent rights on all of the Company’s cash capital expenditures, in each case until the Redemption Price is paid in full.  The Company shall, and Anhui Ryzur shall cause the Company to, do all things and take all actions necessary or desirable to enable Myomo and Fund to exercise the foregoing rights in accordance with the Articles of Association and applicable Laws.  Without limiting the foregoing, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to the Company for purposes of making the redemption of equity interest held by Myomo, Fund and/or their Affiliates required to be made pursuant to this Section 5.7.
(c)	If each of the Parties agrees in writing to renew the Joint Venture Term, then Myomo’s above put option shall be only exercisable upon the expiration of such extended Joint Venture Term.
5.8

IPO of Beijing Ryzur.  If Beijing Ryzur or any of its Subsidiaries completes an initial public offering and becomes listed on an internationally-recognized stock exchange, Beijing Ryzur and Myomo shall discuss in good faith for the purposes of agreeing on a way for Myomo to exchange its equity interests in the Company for equity interests in Beijing Ryzur or such listed Subsidiary of an equal fair market value in a way satisfactory to both Beijing Ryzur and Myomo and compliant with the PRC Laws. Beijing Ryzur shall, or if applicable, shall cause such Subsidiary to, subject to Ryzur Board approval, which shall not be unreasonably withheld, to cooperate with Myomo in effecting and implementing such exchange of equity interests.  For purposes of implementing the exchange of equity interests as set forth in this Section, the fair market value of Myomo’s equity interests in the Company shall be determined in the same manner as set forth in Section 5.7 above.

Chapter Six

Responsibilities of the Parties

6.1	Anhui Ryzur’s Responsibilities. In addition to its obligations stated in other provisions of this Contract, Anhui Ryzur shall be responsible for the following matters:
(a)	assisting the Company in obtaining proper premise at market rates for registering the Company;
(b)

assisting the Company in applying for and obtaining all possible Tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the Company under the Laws of the PRC;

(c)	assisting the Company in applying for and being granted all necessary approvals, permits, certificates and licenses required for the Business from the relevant Government Authorities;
(d)	assisting the Company in its relations with Government Authorities and PRC domestic companies;
(e)	assuming its own costs incurred for the establishment of the Company;
(f)	assisting the Company to maintain Myomo quality standards for products and related service;
(g)	providing the Company with a complete and comprehensive sales plan upon further discussion with Myomo and the Company; and
(h)	assisting in such other matters as are entrusted to it by the Board.

6.2	Fund’s Responsibilities. In addition to its obligations stated in other provisions of this Contract, Fund shall be responsible for the following matters:
(a)	assisting the Company in applying for and being granted all necessary approvals, permits, certificates and licenses required for the Business from the relevant Government Authorities;
(b)	assisting the Company in its relations with Government Authorities and PRC domestic companies;
(c)	assuming its own costs incurred for the establishment of the Company;
(d)	assisting in such other matters as are entrusted to it by the Board; and
(e)

disclosing and resolving, to the reasonable satisfaction of the Company and Myomo, any issue in connection with Fund that may have negative impact on the Company’s business operation or initial public offering.

6.3	Myomo’s Responsibilities. In addition to its obligations stated in other provisions of this Contract, Myomo shall be responsible for the following matters:
(a)	assisting the Company in recruiting management and technical personnel;
(b)	licensing the Myomo IP to the Company in accordance with the IP License Agreements;
(c)	assisting the Company in formulating its business strategy;
(d)	assisting the Company in formulating standards for recruiting, evaluating and promoting staff and workers;
(e)	assuming its own costs incurred for the establishment of the Company; and
(f)	handling such other matters as are entrusted to it by the unanimous consents of the Board.

Chapter Seven
Shareholders’ Meeting

7.1	Shareholders’ Meeting.
(a)	The shareholders’ meeting (the “Shareholders’ Meeting”) is the highest authority of the Company.
(b)	The shareholders shall have such voting rights in proportion to their equity interests in the Company.
(c)

The Shareholders’ Meetings include regular meetings and interim meetings. Regular meetings shall be convened at least once every year. Shareholder(s) holding one-tenth or more of the voting rights of the Company, or one-third or more of the Directors, or any Supervisor may propose to convene an interim meeting.

(d)

No matter shall be approved by any Shareholders’ Meeting unless a quorum of shareholders is present at the time when the meeting proceeds. A quorum shall consist of at least one shareholder representing Anhui Ryzur, one shareholder representing Fund and one shareholder representing Myomo, either in person or proxy.

7.2	Convening of the Shareholders’ Meeting.
(a)

The Shareholders’ Meetings shall be convened by the Board and presided by the Chairman; if the Chairman is unable or fails to preside over a Shareholders’ Meeting, the Vice Chairman shall preside over the Shareholders’ Meeting; if the Vice Chairman is unable or fails to preside over a Shareholder’s Meeting, a Director appointed by more than half of all Directors shall preside over the Shareholders’ Meeting.

(b)

If the Board is unable or fails to convene a Shareholders’ Meeting, any Supervisor shall convene and preside over the meeting; if no Supervisor is able to convene and preside over a Shareholders’ Meeting, Shareholder(s) holding one-tenth or more of the voting rights of the Company may convene and preside over the Shareholders’ Meeting.

7.3	Notice of Shareholders’ Meetings.
(a)

Written notice specifying the date, time, location and agenda of each regular Shareholders’ Meeting shall be served to each Shareholder by the Chairman at least thirty (30) days prior to such meeting.  Any Shareholder may add additional items to the agenda of a regular Shareholders’ Meeting by delivering a notice of such additional items to the other Shareholder at least ten (10) days prior to the meeting.

(b)

Written notice specifying the date, time, location and agenda of each interim Shareholder’s Meeting shall be served to each Shareholder at least ten (10) days prior to the meeting. The Chairman shall issue notice to convene a Shareholders’ Meeting within seven (7) Business Days after receipt of the notice given by the Shareholder(s), the Directors or Supervisor(s) in accordance with Section 7.2.

(c)	No matters shall be decided at a Shareholders’ Meeting other than the matters specified in the notice served in accordance with Section 7.3(a) and 7.3(b).
(d)	The notice period referred to in this Section 7.3 may be abridged by the written consent of the shareholders.
(e)	All notices given under this Section 7.3 shall be given in both Chinese and English, unless waived in writing by the relevant recipients.
7.4	Location and Time of Shareholders’ Meetings.
(a)	Shareholders’ meetings shall be held at the principal place of business of the Company or such other venue as may be agreed by the shareholders at normal business hours.
(b)

The shareholders may participate by telephone or video-conferencing, provided that each participating shareholder’s representative can hear and be heard and are present from the commencement to the close of the meeting.

(c)	The Shareholder’s representatives participating the Shareholders’ Meetings shall present and deliver to the Secretary the power of authority issued by relevant shareholder before each meeting.
7.5	Approval of the Shareholders’ Meeting.

The following matters (a), (b), (c), (d), (e), (k), (l), (m), (n), (p), (q) and (r) require the unanimous approval of shareholders, and all the other matters, including those are subject to the approval of the Shareholders’ Meeting in accordance with the Contract, the Articles of the Association and relevant laws of the PRC, require the approval of the Shareholders holding at least a majority of total voting right through a duly convened Shareholders’ Meeting.

(a)	any amendment to, or any modification or alteration of, this Contract, the Articles of Association of the Company, and the IP License Agreement;
(b)	increase, reduction, repurchase, or alteration of the Company’s registered capital, or issuance of debt, equity or equity-linked securities by the Company;
(c)	creation or issuance of any equity securities of the Company that rank senior than, or pari passu with, the equity interests held by Myomo or Fund in the Company;
(d)	any decision on making an initial public offering or listing of the Company;
(e)	election and appointment and replacement of the Director of the Board and Supervisors;
(f)	approval of the Company’s operational guidelines and investment plans formulated by the Board, including any material changes thereto and material deviation therefrom;
(g)	deliberation and approval of reports of the Board formulated by the Board;
(h)	deliberation and approval of reports of the Supervisors formulated by Supervisors;
(i)	deliberation and approval of business plan, annual budgets and final accounts of the Company formulated by the Board, including any material changes thereto and material deviation therefrom;
(j)	deliberation and approval of the Company’s profit distribution plans and loss recovery plans, each formulated by the Boards;
(k)	increase or decrease of number of Directors, the composition of the Board or the roles, authority or responsibilities thereof;
(l)	any sale, transfer, license or other disposal of all or substantially all of assets of the Company or the Group;
(m)	liquidation, termination, dissolution or winding up of the Company;
(n)	any proposed merger, combination, consolidation, amalgamation, division, spin-off or splitting up of the Company;

(o)

any sale, transfer, license or other disposal of any assets, properties, intellectual property rights (excluding any intellectual property rights obtained through the Technology License Agreement, which governs the sale, license or transfer of such intellectual property rights), interests or businesses with proceeds resulting from such sale, transfer, license or other disposal having a value that exceeds USD 1,000,000, whether in a single transaction or in a series of transactions cumulatively in any given Fiscal Year;

(p)

any acquisition (by merger, consolidation, scheme of arrangement, acquisition of stock or assets or otherwise) or disposal by the Company, directly or indirectly, any assets, equity securities, properties, intellectual property rights, interest or businesses of or in any other entity;

(q)	entry by the Company into any joint venture or partnership;
(r)	effecting any voluntary bankruptcy, liquidation, dissolution, assignment for the benefit of creditors, winding up, cessation of business, restructuring or reorganization of the Company; and
(s)	change of the business scope of the Group, cessation of any business line of the Group or expansion of the business of the Group within or outside of the Territory.
7.6

Written Consent.  A resolution circulated to all the Shareholders for the time being and signed by such number of the Shareholders as required to approve such resolution under Section 7.6, shall be valid and effective as if it had been a resolution passed at a meeting of the Shareholders duly convened and held and may consist of several documents in the like form, each signed by one or more persons. Executed minutes of Shareholders’ Meeting and executed resolutions adopted in lieu of the Shareholders’ Meeting shall be kept in the minute book of the Company at the Company’s domicile.

Chapter Eight
Board of Directors

8.1	Size; Appointments.
(a)

The Board of Directors shall decide on all matters concerning the Company unless the Shareholders’ Meetings otherwise by unanimous consent authorizes or delegates the relevant decision-making power to a member of the Company’s management team.  As of the Establishment Date, the Board of Directors shall consist of five (5) Directors, whom shall be appointed or removed by the Shareholders’ Meeting in accordance with the following rules.  The number of Directors shall not be increased or decreased without the unanimous approval of Shareholders’ Meeting:

(i)

Anhui Ryzur shall be entitled to appoint three (3) Directors at its own discretion, Fund shall be entitled to appoint one (1) Director at its own discretion and Myomo shall be entitled to appoint one (1) Director at its own discretion;

(ii)	Each Director shall serve a term of three (3) years, renewable upon reappointment; and

(iii)

Each Party shall have the power to remove, reappoint and/or designate any successors to any Director which it is entitled to appoint to the Board hereunder by written notice to the Company and the other Parties.

(b)	Anhui Ryzur shall appoint the chairman of the Board (the “Chairman”) and Myomo shall appoint the vice-chairman of the Board (the “Vice-Chairman”).
(c)	All operational decision-making powers shall be delegated to the General Manager, subject to the Board’s authority to revoke or otherwise revise such delegation.
8.2

Duties of Chairman.  The Chairman shall be the legal representative of the Company and such legal representative shall exercise his authority within the limits prescribed by the Board.  Should the Board determine that the Chairman is unable to perform his responsibilities, the Vice-Chairman shall perform such duties.

8.3

Quorum.  Subject to Sections 8.6 and 8.8, the quorum for all Board meetings shall be not less than three (3) Directors present throughout the meeting, including at least one (1) Director appointed by Anhui Ryzur, one (1) Director appointed by Fund and one (1) Director appointed by Myomo.  No resolutions by the Board may be approved at any Board meeting unless notice of such meeting has been given to all Directors in accordance with the provisions of Section 8.4 or such notice has been waived by each Director that is not present at such meeting (it being agreed and understood that a Director’s presence at a meeting shall be automatically deemed a waiver of any such notice requirements by such Director unless such presence is for the sole purpose of objecting to the holding of the meeting and announced as such by such Director at the beginning of the meeting).  If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the Board meeting has been duly delivered to all Directors in accordance with the provisions of Section 7.4, and the quorum is not present within one half hour from the time appointed for the meeting, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place with notice delivered to all Directors at least five (5) days prior to the adjourned meeting and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting, then the quorum for such adjourned meeting shall be not less than three (3) Directors present throughout the meeting.

8.4

Board Meetings.  Board meetings shall be called and presided over by the Chairman or a Director authorized by the Chairman.  Regular meetings of the Board shall be convened each calendar quarter of each year, alternating between PRC and such other locations as the Board shall determine. Special meetings of the Board shall be convened by the Chairman or a Director authorized by the Chairman on reasonable notice on a motion of at least two (2) Directors in writing. Participation by Directors may be telephonic. Each Director (including the Chairman) shall have one (1) vote on any matter coming before the Board.  Not less than fourteen (14) days’ notice (or such shorter period of notice in respect of any particular meeting as may be agreed by all the Directors) of each meeting of the Board specifying the date, place and time, of the meeting and the business to be transacted thereat shall be given to all Directors. All of the resolutions and written consents adopted by the Board shall be recorded in both Chinese and English.

8.5

Proxies. If a Director is unable to attend a meeting of the Board, he may appoint a proxy in writing to be present and vote on his behalf. A proxy may represent one or more Directors. A proxy shall have the same rights and powers as the Director who appointed him. A proxy’s presence at a Board meeting shall be deemed to be the presence at such meeting of the Director who appointed him.

8.6

Majority Vote Standard.  Subject to Section 8.8 and the other provisions of this Contract, resolutions of any Board meeting shall be passed with the approval of a simple majority of the Directors attending a duly-convened Board meeting, whether present in person or by proxy.

8.7	Duty of the Directors. Subject to the decisions or resolutions of Shareholders’ Meeting and Section 8.8 below, the Directors of the Company shall exercise the following functions and powers:
(a)	to convene the Shareholders’ Meeting and to report on its work to the Shareholders’ Meeting;
(b)	to implement the decisions or resolutions adopted by the Shareholders’ Meeting;
(c)	to formulate the annual financial budget plan and final accounts of the Company;
(d)	to formulate the operational guidelines and investment plans of the Company;
(e)	to draw up plans for the increase or reduction of the registered capital and the issuance of debt, equity or equity-linked securities by the Company;
(f)	to draw up plans for the merger, division, change of corporate form and dissolution of the Company;
(g)

to decide on the appointment and dismissal of the employees, officers, and the members of senior management of the Company, and the approval of their respective remuneration packages, including their bonuses and increments;

(h)	to formulate the basic management system and regulations of the Company;
(i)	appointment or removal of CEO, CFO and General Manager of the Company or approval of their respective remuneration packages, including their bonuses and increments;
(j)	initiation or settlement of any litigation, arbitration, regulatory or administrative proceeding involving any Person resulting in monetary damages or claims in excess of US$1,000,000; and
(k)	to exercise other functions and powers stipulated by the Article of Association.
8.8

Actions Requiring Unanimous Consent.  Notwithstanding anything to the contrary provided herein, unless otherwise agreed by the Parties in writing, resolutions involving any of the following matters may only be adopted at a duly constituted and convened meeting of the Board by the unanimous approval of all five (5) Directors, whether in person or by proxy:

(a)	incurrence of any indebtedness or borrowings by the Company in excess of US$1,000,000, whether in a single transaction or a series of transactions cumulatively in any given Fiscal Year;
(b)

incurrence of any capital expenditure in excess of US$1,000,000 or any obligations or Liabilities thereof, whether in a single transaction or a series of transactions cumulatively in any given Fiscal Year;

(c)

entry into any transaction or series of related transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term thereunder) involving the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries’ Affiliates or its or their employees, officers, directors, partners, members, shareholders or their respective Affiliates, on the other hand, excluding any transactions (i) contemplated under the Transaction Documents or (ii) involving payments (or the provision of non-cash items) by the Company and/or its Subsidiaries not exceeding (or having a value not exceeding) US$500,000 (or the equivalent thereof in other currencies) over the term of such transaction or series of transactions.  For clarity, this clause shall not apply to Anhui Ryzur and Beijing Ryzur in the event that it consolidates the Company in its financial statements, so long as any transactions between Anhui Ryzur, Beijing Ryzur and any of their subsidiaries and the Company are conducted at arms-length with market prices;

(d)	adoption or any change or update to the list of Company Competitors as set forth in Schedule II; and
(e)	deliveries of MyoPro Control System units in excess of [****] units per year in 2022.
8.9

Written Consent.  A resolution circulated to all the Directors for the time being and signed by such number of the Directors as required to approve such resolution under Sections 8.6 and 8.8, shall be valid and effective as if it had been a resolution passed at a meeting of the Board duly convened and held and may consist of several documents in the like form, each signed by one or more persons.

8.10

Conference Calls.  Any Director may participate at a meeting of the Board by conference call or by means of similar communication equipment whereby all persons participating in the meeting are able to hear and be heard by one another, in which event such Director shall be deemed to be present at the meeting.  A Director participating in a meeting in the manner aforesaid shall also be taken into account in ascertaining the presence of a quorum at the meeting.

8.11

Remuneration.  Each Director shall serve in such capacity without any remuneration, but all reasonable costs incurred by the Directors in the performance of their duties as members of the Board (such as transportation and accommodation costs) shall be borne or reimbursed by the Company.

Chapter Nine
Supervisors

9.1

Supervisors.  As of the Establishment Date, the Company shall have two (2) supervisors (the “Supervisors”, and each a “Supervisor”) in lieu of a board of supervisors, of whom Anhui Ryzur shall appoint one (1) Supervisor and Myomo shall appoint one (1) Supervisor.  Each Supervisor shall be authorized to take any action set forth hereunder independently.  None of the members of the Board, the General Manager or any other senior officer of the Company may concurrently serve as a Supervisor.  The term of office of the Supervisor shall be three (3) years, renewable upon reappointment.  Each of Anhui Ryzur and Myomo shall have the power to remove, reappoint and/or designate any successors to any Supervisor which it is entitled to appoint hereunder by written notice to the Company and the other Parties.

9.2	Duty of Supervisor. The Supervisors shall each exercise the following duties:
(a)	to examine the financial matters of the Company;
(b)

to supervise and monitor the activities of the Directors, the General Manager and other senior officer of the Company when they perform their duties to the Company; to propose to the Board the dismissal of any Director, the General Manager or other senior officer who is in violation of Laws, administrative regulations or the Articles of Association;

(c)	to require the Directors, the General Manager and other senior officer of the Company to rectify any of his/her acts that is harmful to the interests of the Company; and
(d)	to bring lawsuits against the Directors, the General Manager or any other senior officer of the Company in accordance with the relevant Law of the PRC.
9.3

Remuneration.  Each Supervisor shall serve in such capacity without any remuneration, but all reasonable costs incurred by each Supervisor in the performance of his/her duties hereunder (such as transportation and accommodation costs) shall be borne or reimbursed by the Company.

Chapter Ten
Business Management

10.1

General Manager.  The day-to-day work of operations management of the Company shall be managed by a general manager (the “General Manager”), which is subject to the supervision of the Board and the Supervisors.  The General Manager shall be jointly recommended by Anhui Ryzur and Myomo, and appointed by the unanimous consent of the Board of Directors.  Anhui Ryzur and Myomo shall further be entitled to jointly propose, and the Board shall have the power to effect, the removal of the General Manager and to recommend any successor to fill any vacancy caused by the resignation, death or removal thereof.

10.2

Responsibilities of General Manager. The responsibilities of the General Manager shall be to implement the various resolutions of the Shareholders’ Meeting and the Board and to organize and lead the day‑to-day operations management work of the Company.  All of the Company’s official chops and seals, as well as original copies of licenses, permits, approvals, and other original documents shall be under the custody of the General Manager, who may further entrust the custody of any such items to other employees of the Company as necessary. The General Manager shall directly report to the Board.

10.3

Other Management Personnel.  Subject to Section 8.8, other management personnel, including the management team of any member of the Group, shall be appointed by the Board or the General Manager as authorized by the Board. Management personnel shall be employed pursuant to such terms as shall be set out in an employment contract entered into between each employee and the Company.  The General Manager or the Board, as applicable, shall further be entitled to recommend and/or approve, as applicable, the removal of any of such management personnel and the appointment of any successor to fill any vacancy caused by the resignation, death or removal thereof.

10.4	Subsidiaries. The corporate governance structure and rules of the Subsidiaries of the Company shall be determined by a majority of the Board.

Chapter Eleven
Labor Management

11.1	Employees. Employees of the Company (other than the General Manager) shall be employed through open recruitment based on qualification, experience and competency.
11.2

Employment Plan.  The General Manager shall formulate plans regarding recruitment, qualifications, testing, employment, dismissal, resignation, wages, labor insurance, welfare benefits, bonuses, labor disciplines, retirement insurance and other matters concerning the employees of the Company for review and approval by the Board.

11.3

Labor Contract.  The Company shall sign an individual labor contract with each of its full-time employees (including management personnel and workers).  Provisions relating to the employment, dismissal, resignation, remuneration, labor insurance, welfare benefits, bonuses and labor discipline of the employee shall be specified in such individual labor contract.

11.4

Expert Support.  The Company shall reimburse Myomo on a quarterly basis for the costs (payroll, travel, etc.) that staff assigned to work with the Company have incurred in order to ensure a high-quality launch of the Company and the transfer of know-how, provided that Myomo shall designate the following full-time or part-time staff to support the Company: Project Manager, Engineer, Manufacturing Specialist, Quality Specialist and Clinical Support staff.

Chapter Twelve
Taxation, Finance, Insurance and Inspection

12.1

Taxation.  The Company and the Parties shall pay Taxes and comply with all Tax filing and reporting obligations in accordance with the Laws of the PRC and any other applicable jurisdictions.  The Parties shall seek to confirm the benefits for the Company, the Parties and all of their personnel of all of the applicable Tax exemptions, reductions, privileges and preferences which are now or in the future become obtainable under the Laws of the PRC and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.  The applicable records, including contemporaneous documentation of all intercompany transactions and Tax related computations, shall be prepared by the Company and maintained by the Company.

12.2

US Tax Election.  For US federal, state and local income tax purposes, all items of income, gain, loss, deduction and credit of the Company will be allocated among the Parties in a manner consistent with the economic arrangement of the Parties as described herein as shall be determined by Myomo.  Myomo shall have final decision-making authority with respect to all US federal, state and local tax matters involving the Company and its Subsidiaries, including (i) the election pursuant to United States Treasury Regulation 301.7701-3 to treat the Company and any Subsidiary thereof as a pass-through entity for US federal income tax purposes and (ii) all other elections and decisions relevant to the US federal, state and local tax returns of the Company and its Subsidiaries.

12.3

Accounting.  The Company shall adopt the calendar year as its Fiscal Year, which shall run from January 1 to December 31 of the same year.  All accounting records, vouchers, books and statements of the Company must be made and kept in Chinese with proper English translation. In addition, the Company shall provide to Myomo on quarterly basis unaudited financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles and maintain effective internal control over financial reporting.

The General Manager shall arrange the formulation of balance sheet, statement of profits and losses, statement of financial changes and profit distribution scheme for the previous Fiscal Year and submit to the Board within the first thirty (30) days of each Fiscal Year.

12.4

Auditing.  The Company shall engage an internationally recognized accounting firm registered in PRC to audit its accounts and prepare its annual financial statements and reports.  The Company’s auditor shall be jointly selected by the Parties and appointed and approved by the Board.

12.5

Bank Accounts.  The Company may open RMB bank accounts and foreign currency bank accounts in the PRC.  The Company may also open foreign currency bank accounts outside of the PRC in accordance with relevant PRC foreign exchange Laws and may authorize such non-PRC bank to issue trade letters of credit for purposes of its purchase of products from Myomo in accordance with this Contract.

12.6

Insurance.  Subject to approval of the Board and without prejudice to the Parties’ obligations under Section 8.1(c), the Company shall, at its own expense, purchase and maintain from reputable insurance companies within the PRC full and adequate insurance of the Company against other risks as may be decided by the Board or are customarily insured against.

12.7

Inspection.  The Company shall ensure that each Party and its authorized personnel (including, but not limited to, its internal auditors) shall be permitted, at such Party’s expense, to examine any property or facility owned or used by the Company, the books of account and records of the Company and discuss the business, finances and accounts of the Company with the Directors, senior officers, employees, the Company’s auditor and legal counsel thereof, all at such reasonable times as such Party may request.

12.8	Information. The Company shall prepare and deliver to each Party:

(a)

as soon as possible, but in any event within forty-five (45) days after the end of each Fiscal Year of the Company, annual consolidated financial statements of the Company for such Fiscal Year, which statements shall include the balance sheet, profit and loss statements and cash flow statements and shall have been audited under US GAAP and certified by the Company’s auditor, at the Company’s cost;

(b)	as soon as possible, but in any event within twenty (20) days after each fiscal quarter, quarterly consolidated unaudited financial statements of the Company for such fiscal quarter;
(c)

as soon as possible, but in any event within ten (10) Business Days after each fiscal quarter, the capitalization table of the Company as of the end of such fiscal quarter; and within five (5) Business Days after any change to the capital structure of the Company, the latest updated capitalization table of the Company reflecting such change;

(d)

as soon as possible, but in any event not later than thirty (30) days prior to the end of each Fiscal Year, the proposed Business Plan of the Company for the succeeding Fiscal Year to be approved by the Board, which shall include (i) the annual projected budgets of the Company; (ii) any annual dividend or distribution to be declared or paid by the Company; (iii) the projected incurrence, assumption or refinancing of indebtedness of the Company; and (iv) all other material matters relating to the operation, development and business of the Company; and

(e)

as soon as practicable, but in any event within ten (10) Business Days after the Company first becomes aware of any such action, written notice of any actual or prospective material change in the businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects of the Group, which written notice shall include full details of such actual or prospective change; and

(f)	as soon as practicable, any other information reasonably requested by any Party as required to meet its internal requirements for purpose of compliance with applicable Laws.

The Company shall verify and confirm that any information delivered to each Party is true, correct, complete and not misleading.  The financial statements of the Company, including the balance sheet, income statement and cash flow statement, shall consolidate the Company and all its Subsidiaries.  The financial statements of the Company shall be prepared in accordance with PRC GAAP and US GAAP and audited by a qualified accounting firm approved by the unanimous consent of the Board of Directors.

Chapter Thirteen
Profit Distribution

13.1

Three Funds.  The Company shall make allocations of after Tax profits to a reserve fund, an enterprise expansion fund and a bonus and welfare fund for employees of the Company (collectively, the “Three Funds”), as determined by the Board in accordance with the business circumstances of the Company and pursuant to applicable PRC Law.  Any amounts to be contributed to such Three Funds shall be set aside prior to distribution of after-tax profits.

13.2

Accumulated Losses and Profits.  The Company may not distribute profits until the losses of the previous Fiscal Years have been made up.  Undistributed profits from previous Fiscal Years may be distributed together with the profits of the current Fiscal Year as determined by the Board.

13.3	Profit Distribution.
(a)

The Board shall decide any matters relating to profit distribution from the Company and any Subsidiary of the Company, including for purposes of Section 16.4(g).  The Company shall distribute dividends to the Parties in proportion to their respective ownership percentage in the registered capital of the Company.

(b)

Periodic dividends shall be mandated once certain profit or other operating targets mutually agreed by the Parties are achieved. All dividends shall be distributed in accordance with this Section 12.3.

Chapter Fourteen

Purchase of MyoPro Control System

14.1

Purchase of MyoPro Control System.  Myomo shall sell to the Company, and the Company shall purchase exclusively from Myomo, the MyoPro Control System units, for each Myomo Product that is manufactured by the Company to be distributed in the Territory, in accordance with the terms and conditions provided in this Chapter Fourteen.

14.2

Guaranteed Annual Minimum Payment Amount; Adjustment to Guaranteed Minimum Payment.  Beginning with the effective date of the Technology License Agreement, the Company shall purchase a guaranteed minimum quantity of the MyoPro Control System units per year so that the aggregate annual payment made by the Company to Myomo for purchase of the MyoPro Control System units will be no less than the amounts set forth in the table below.

Year(s) after Effective Date of Technology License Agreement	Guaranteed Annual Minimum Payment Amount (paid in equal quarterly installments)
1 – 3	[****]
4 – 7	[****]
8 – 10	[****]

After the tenth (10th) anniversary following the effective date of the Technology License Agreement, the Parties shall negotiate in good faith in order to agree upon the annual minimum payment amount payable by the Company to Myomo for purchase of the MyoPro Control System units in subsequent years, it being agreed that such amount shall not be less than the annual minimum payment amount for the eighth (8th) to the tenth (10th) year following the Company’s receipt of the NMPA Approvals as set forth in the table above.

If the patents licensed to the Company under the Technology License Agreement are subsequently invalidated, in each case in a final ruling in the Territory by the PRC Governmental Authorities, then the Company’s obligation to make the foregoing guaranteed minimum payments for the MyoPro Control System units shall be reduced by [****]% commencing with the subsequent year. Should the aforementioned patents be issued or deemed not invalid at a later date, then the guaranteed minimum payments shall revert to the full original amount in the year following such issuance or validation.

14.3

Purchase Price Per Unit.  The purchase price for each MyoPro Control System unit payable by the Company to Myomo under the purchase set forth in Section 14.2 above shall be the RMB equivalent of [****] per unit, which RMB equivalent shall be calculated based on the median US$-RMB exchange rate published by the People’s Bank of China on the date of such purchase, provided that;

(a)	The number of MyoPro Control System units delivered in 2022 shall be governed by the provisions of Section 8.8(e), and
(b)

Purchases of MyoPro Control System units shall be made under non-refundable purchase orders and credited against the quarterly installments due under the Guaranteed Annual Minimum Payment referenced in Section 14.2. Further, the Company and Myomo agree to enter into a supply agreement for the MyoPro Control System units, which shall include, among other provisions, a warranty on the control units and quality management provisions.  Should any taxes be levied by any tax authority in China as a result of the payments under this Section and Section 14.2, such taxes due shall be the responsibility of the Company.

14.4	Export to Myomo. The Company may sell to Myomo and Myomo may purchase from the Company, the parts and semi-finished product in accordance with Myomo’s purchase orders.

Chapter Fifteen

Effectiveness; Term

15.1	Effectiveness of the Contract. This Contract shall become effective from the date hereof upon the Parties’ execution of this Contract.
15.2

Term.  The term of the Company shall be twenty (20) years commencing from the Establishment Date (the “Joint Venture Term”), unless terminated by the Parties pursuant to Chapter Fifteen or extended by the Parties pursuant to Section 15.3 below.

15.3	Extension. Subject to PRC Laws, the Parties may agree to extend the Joint Venture Term specified in Section 15.2 above as well as any extended term thereof.

Chapter Sixteen
Termination and Liquidation

16.1

Termination upon Expiration of Term.  This Contract shall automatically terminate upon expiration of the Joint Venture Term specified under Section 15.2 or, as applicable, the expiration of the extended Joint Venture Term made in accordance with Section 15.3.

16.2	Termination by Mutual Agreement. The Parties may mutually agree in writing to terminate this Contract at any time.
16.3

Early Termination. Any Party (except as otherwise provided below in this Section) shall have the right (but not obligation) to terminate this Contract by sending a termination notice to the other Parties upon the occurrence of any of the following events:

(a)

any Party materially breaches any provision of, or is in material default under, this Contract, the Articles of Association, or any other Transaction Document to which it is a party, and such breach or default is not curable or, if capable of being cured, is not cured within sixty (60) days after the date of written notification of such breach, in which event any non-breaching Party has the right to terminate;

(b)

the Company ceases to carry on its business or is unable to repay its debts or obligations when due, in which event any Party has the right to terminate; provided that if the foregoing is caused by or results from a Party’s material breach of or material default under this Contract, the Articles of Association, or any other Transaction Document to which it is a party, then only any non-breaching Party has the right to terminate;

(c)

all or substantially all of assets of the Company are nationalized or expropriated by any Government Authorities, in which event any Party has the right to terminate; provided that if the foregoing is caused by or results from a Party’s material breach of or material default under this Contract, the Articles of Association, or any other Transaction Document to which it is a party, then only any non-breaching Party has the right to terminate;

(d)

a Change of Law occurs causing any Party to suffer a material adverse effect in respect of its interests or rights in relation to the Company as a result of such Change of Law, in which event only such affected Party has the right to terminate; or

(e)	any other specific termination event as agreed to by the Parties in writing.
16.4	Liquidation.
(a)

(i) At the expiration of the Joint Venture Term (or any extension thereof) in accordance with above Section 16.1 without renewal or without Myomo’s exercise of its put option set out in above Section 5.7, or (ii) after the termination of the Contract in accordance with above Section 16.2 or Section 16.3, unless otherwise agreed by the Parties, then the Board shall, as soon as practicably possible, appoint a liquidation group (the “Liquidation Group”) which shall have the power to represent the Company in all legal matters.  The Liquidation Group shall value and liquidate the Company’s assets in accordance with the applicable Laws of the PRC and the principles set out herein.

(b)

The Liquidation Group shall consist of five (5) members: Anhui Ryzur shall be entitled to appoint three (3) members, Fund shall be entitled to appoint one (1) member, and Myomo shall be entitled to appoint one (1) member.  Decisions of the Liquidation Group shall be made by a simple majority vote, which majority vote shall always include the affirmative vote or consent of the member appointed by Myomo.  Members of the Liquidation Group may, but need not be, Directors or senior employees of the Company.  Any Party may appoint professional advisors to be members of the

Liquidation Group and the Liquidation Group may also, at the Company’s cost, appoint non-member professional advisors to assist it.
(c)

The Liquidation Group shall conduct a thorough examination of the Company’s assets and Liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if approved by the Board, shall be executed under the Liquidation Group’s supervision.  The liquidation plan shall provide that the Parties will have a priority right, assuming equal price and other terms, over third parties to purchase any of the Company’s machinery, equipment and other facilities and assets.

(d)	In developing and executing the liquidation plan, the Liquidation Group shall use every effort to obtain the highest possible price for the Company’s assets.
(e)

Proprietary information which may be authorized or licensed by any Party or its Affiliates to the Company (including, without limitation, the Myomo IP), shall not be deemed an asset of the Company for purposes of liquidation proceedings, and may not be transferred except with the prior written consent of such Party (which may be withheld in such Party’s sole and absolute discretion).

(f)	The liquidation expenses, including remuneration of members and advisors to the Liquidation Group, shall be paid out of the Company’s assets in priority to the claims of other creditors.
(g)

After the liquidation of the Company’s assets and the settlement of all of its outstanding debts, the remaining assets of the Company shall be paid to the Parties in proportion to their respective ownership interests in the registered capital in the Company, which payment shall be offset by any Liabilities or indebtedness owed by the applicable Party to the Company (including, without limitation, any unpaid capital contribution payable by such Party to the Company).

(h)

On completion of all liquidation procedures, the Liquidation Group shall submit to competent Government Authority a final report approved by the Board and an internationally recognized independent accounting firm registered in the PRC, surrender the Business License to the Registration Authority and complete the deregistration of the Company and all other formalities for nullifying the Company’s accounting books and other documents at its own expenses and the Parties shall provide reasonable assistance in relation thereto, but the originals thereof shall be left in the care of Anhui Ryzur, and Myomo and Fund shall be entitled to retain copies thereof.

(i)	The other members in the Group (if any) shall also be liquidated if the Company is liquidated.
16.5	Effect of Termination.

The termination of this Contract for any reason shall not release a Party from its Liabilities to pay any sums of money accrued, due and payable to the other Party, or to discharge its then-accrued and unfulfilled obligations, including any obligation to the Company or to the other Party in respect of breach of this Contract or any obligation otherwise stipulated in this Contract.  Notwithstanding anything to the contrary contained herein, the provisions contained in Section 3.4, this Chapter Sixteen, Chapter

Seventeen, Chapter Nineteen, Chapter Twenty and Chapter Twenty-one hereof shall survive the expiration or earlier termination of this Contract.

Chapter Seventeen
Confidentiality and Non-Competition

17.1	Confidentiality.
(a)

All IP, technology, know-how, techniques, trade secrets, trade practices, methods, specifications, designs and other proprietary information disclosed by any Party to each other or to the Company under the terms of this Contract or otherwise, or developed by the Company, as well as the terms of this Contract and other confidential business and technical information of any Party or the Company (collectively, “Confidential Information”) shall be used by the Parties, the Company and their respective personnel solely for the Company’s account and purposes provided that the ownership of any Confidential Information disclosed by any Party shall remain the property of the relevant Party.  Each Party and the Company shall maintain the secrecy of all Confidential Information that may be disclosed or furnished to it by the Company or the other Party, and it shall not disclose or reveal any such Confidential Information to any third party absent explicit written authorization from the Board (with respect to Confidential Information disclosed or furnished by the Company) or the relevant Party (with respect to Confidential Information disclosed or furnished by such relevant Party), as the case may be.  Confidential Information shall exclude information the receiving Party can demonstrate by competent evidence: (a) was independently developed by the receiving Party without any use of or access to the disclosing Party’s Confidential Information; (b) became lawfully known to the receiving Party, without restriction, from a source (having a right to disclose such information) other than the disclosing Party without breach of this Contract or any other Transaction Document to which it is a party; (c) was generally available in the public domain at the time it was disclosed or enters the public domain through no act or omission of the receiving Party; (d) was lawfully known by the receiving Party, without restriction, at the time of disclosure; or (e) was approved for disclosure by the disclosing Party beforehand and in writing.

(b)

Confidential Information received by a Party may be disclosed by that Party to its directors, officers, employees and advisors only insofar as their duties require such disclosure for the implementation of this Contract.  In the event of such disclosure, the receiving Party shall take all reasonable precautions, including the entry into confidentiality contracts with each such directors, officers, employees or advisors, to prevent such persons from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(c)

The Parties shall also ensure that the Company shall take all reasonable precautions, including the entry into confidentiality agreements with its directors, officers and employees, to prevent the Company’s directors, officers and employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(d)	Notwithstanding the foregoing, the Parties and the Company may without prior written approval of the Party who disclosed the Confidential Information reveal Confidential

Information to government personnel only to the extent necessary to obtain any required governmental approval, and to outside lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance, and to regulatory authorities to which the Parties or their respective holding companies are subject, provided that Confidential Information so revealed in written form is marked confidential and that such government personnel, outside individuals and, to the extent possible, the regulatory authorities, shall be requested to undertake to respect the confidentiality provisions of this Contract.

17.2	Non-Competition.
(a)	The Company shall be the exclusive vehicle through which each Party, directly or indirectly, will conduct any Business in the Territory.
(b)

Each of Anhui Ryzur, Fund and Myomo (each, together with its respective Affiliates, a “Non-Compete Party”) covenants, severally and not jointly, that it shall not, and shall cause its Affiliates not to, during the period that such Non-Compete Party remains a shareholder of the Company and for a period of two (2) years following (i) the termination, liquidation, dissolution or winding up of the Company or (ii) such Non-Compete Party ceasing to be a shareholder of the Company, whichever occurs earlier, without the prior written consent of the other Parties, directly or indirectly (A) conduct or engage in any Competing Business in the Territory, (B) invest, or hold any equity interests, directly or indirectly, in any Company Competitor, or (C) solicit or entice away or attempt to solicit or entice away to any Company Competitor, any employee, consultant, supplier, customer, client, representative or agent of any Group Company.

(c)

Notwithstanding the foregoing, nothing in this Section 17.2 shall prevent Anhui Ryzur, Fund, Myomo or any of their respective Affiliates from (i) making passive investments in any Company Competitor, provided that Anhui Ryzur, Fund or Myomo, together with its respective Affiliates, does not directly or indirectly (x) own more than one percent (1%) of the equity interests (in the aggregate) of such Company Competitor (or in the case of the general partner of the Master Fund, own more than nine percent (9%) of the equity interests (in the aggregate) of such Company Competitor), or (y) have a seat of the board of directors or any similar governing body or any management rights in such Company Competitor; or (ii) keeping existing investments made prior to the Establishment Date.

(d)

Notwithstanding anything to the contrary in this Contract, (i) the restrictions set forth in this Section 17.2 shall not apply to Anhui Ryzur, Fund, or any of their respective Affiliates if the Company is terminated, liquidated, dissolved or wound up due to the material breach of any terms of this Contract by Myomo; and (ii) the restrictions set forth in this Section 17.2 shall not apply to Myomo or any of its Affiliates if the Company is terminated, liquidated, dissolved or wound up due to the material breach of any terms of this Contract by Anhui Ryzur or Fund.

Chapter Eighteen
Compliance with PRC Law

18.1

General Compliance.  The Parties shall at all times, and shall procure that at all times the Company and all of the directors, officers, employees and agents of the Company, comply with all Laws (including without limitation PRC Laws) applicable thereto including but not limited to those with respect to inspections, audits and record-keeping requirements, anti-bribery, anti-corruption, anti-money laundering and export control.
18.2

18.2U.S. Trade Laws. The Parties acknowledge and understand that Myomo is subject to U.S. export control and sanctions laws and regulations, including those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce and other applicable export control or sanctions authorities (collectively, the “Trade Laws”), and that the technology contributed by Myomo to the Company is also subject to the Trade Laws.  In its performance of activities with respect to the Company, each Party agrees to comply with the Trade Laws.  Each Party represents and warrants to each other Party that (i) neither it nor any of its Subsidiaries or Affiliates is the target of any economic or trade sanctions administered and enforced by OFAC or any other applicable U.S. sanctions authority (collectively, “Sanctions”), nor is it or any of their respective Subsidiaries or Affiliates listed on any Sanctions-related list, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (ii) no action by or before any Government Authority involving such Party or its Subsidiaries or Affiliates with respect to the Trade Laws is pending or, to the knowledge of such Party, threatened, nor, to the knowledge of such Party, is any investigation by or before any Government Authority involving such Party or its Subsidiaries or Affiliates with respect to the Trade Laws pending or threatened.  Furthermore, each Party agrees that it nor any of its Subsidiaries or Affiliates shall take any action, or cause any action to be taken, directly or indirectly (through any of their respective directors, officers, employees or agents) with respect to the Company in violation of the Trade Laws or that would cause Myomo to be in violation of the Trade Laws, nor shall such Party or its Subsidiaries or Affiliates use any proceeds of the Company to fund any operations, finance any investments or activities, or make any payments, in each case in violation of the Trade Laws.

Chapter Nineteen
Governing Law; Dispute Resolution

19.1	Governing Law. The formation, validity, interpretation, execution, amendment and termination of and settlement of Disputes under this Contract shall all be governed by the Laws of the PRC.
19.2

Dispute Resolution.  Any dispute, controversy, difference or claim (a “Dispute”) arising out of or in connection with this Contract, including the existence, validity, invalidity, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or in relation to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules as at present in force and as may be amended by the rest of this paragraph.  The seat of the arbitration shall be Hong Kong. The arbitration tribunal shall consist of three (3) arbitrators.  The claimant and the respondent to such Dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  The chairman of the Hong Kong International Arbitration Center shall select the third arbitrator, who shall be qualified to practice law in the PRC.  The language of the arbitration shall be English (with Chinese translation, if requested by a Party at such Party’s cost). The arbitral award shall be final and binding upon the Parties.
19.3

Other Matters Unaffected.  When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Contract.

Chapter Twenty
Liabilities for Breach of Contract

20.1

Breach of Contract.  A Party shall be in breach of this Contract if it fails to fully perform, or unlawfully suspends its performance of, its obligations under this Contract or any of the Transaction Documents to which it is a party.

20.2	Damages.
(a)

If the Company incurs or suffers any cost, Liability or loss directly or indirectly as a result of (i) any breach of or inaccuracy in any representation or warranty made by any Party in this Contract, any IP License Agreement or the Articles of Association or (ii) any breach or default in performance by any Party of such Party’s covenant, responsibility, agreement or obligation under this Contract, any IP License Agreement or the Articles of Association, such Party in breach or default shall indemnify and hold the Company harmless in respect of any such cost, Liability or loss, including, but not limited to, interest paid or lost as a result thereof and reasonable attorney’s fees and expenses; provided that, if the Party in breach or default is Anhui Ryzur, Anhui Ryzur shall indemnify and hold harmless the Company in respect of any such cost, Liability or loss incurred by the Company in accordance with this Section 20.2(a).

(b)

If a non-breaching Party incurs or suffers any cost, Liability or loss directly or indirectly as a result of (i) any breach of or inaccuracy in any representation or warranty made by any Party in this Contract, any IP License Agreement or the Articles of Association or (ii) any breach or default in performance by any Party of such Party’s covenant, responsibility, agreement or obligation under this Contract, any IP License Agreement or the Articles of Association, such Party in breach or default shall indemnify and hold such non-breaching Party harmless in respect of any such cost, Liability or loss incurred by such non-breaching Party, including, but not limited to, interest paid or lost as a result thereof and reasonable attorney’s fees and expenses; provided that, if the Party in breach or default is Anhui Ryzur, Anhui Ryzur shall indemnify and hold harmless Myomo in respect of any such cost, Liability or loss incurred by Myomo in accordance with this Section 20.2(b).

Chapter Twenty-one
Miscellaneous

21.1

Notices.  Any notices or communications required or permitted to be given by this Contract must be (i) given in writing in English (with Chinese translation, if requested by a Party at such Party’s cost) and (ii) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by facsimile or electronic mail transmission (including PDF), to the Party to whom such notice or communication is directed, to the mailing address or regularly-monitored electronic mail address of such Party as follows:

Anhui Ryzur and Beijing Ryzur:

Attention: REN Song
Address: 801 Zitan Building, No. 27 Jianguo Road,
Chaoyang District, Beijing, China
Email: david.ren@ryzur.com.cn
Telephone: +86 10 58198900

Fund:	Attention: WU Jin
Address: Unit 3802, 300 Middle Huaihai Road,
Huangpu District, Shanghai
Email: wujin@chinaleafcapital.com
Telephone: +86 13817791512

Myomo:	Attention: Paul R. Gudonis
Address: 137 Portland St., 4th Floor, Boston,
MA 02114, USA
Email: paul@myomo.com

with a copy (which shall necessarily include a copy by email to the following and alone shall not constitute notice) to:

Goodwin Procter LLP:	Attention: James Xu
Address: 100 Northern Avenue, Boston, MA 02210,
USA
Email: jxu@goodwinlaw.com

21.2

Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other Parties may reasonably request to give effect to the terms and intent of this Contract.

21.3

Entire Agreement. This Contract, the Transaction Documents and their appendices, schedules and exhibits, if any, constitute the complete and only agreement between the Parties on the subject matter thereof and replace all previous oral or written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of thereof.  In the event of any inconsistency between the terms and provisions of this Contract and the terms and provisions of the Articles of Association, the terms and provisions of this Contract shall prevail between the Parties.

21.4

No Implied Waivers.  A Party that in a particular situation waives its rights in respect of a breach of contract by any of the other Parties shall not be deemed to have waived its rights against such other Party for a similar breach of contract in other situations.

21.5

Severance.  If any provision of this Contract or part thereof is rendered void, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21.6	Amendments. Amendments to this Contract must be made by a written agreement signed by each of the Parties in both Chinese and English, each of which shall have equal validity and legal effect.

21.7

No Assignment.  This Contract shall be binding upon and shall be enforceable by each Party hereto and its respective successors and assigns.  Subject to Sections 5.4, 5.5 and 5.6, no Party may assign any of its rights or obligations hereunder to any Person or party without the prior written approval of the other Parties.

21.8

Guarantee by Beijing Ryzur.  Notwithstanding anything to the contrary in this Contract, Beijing Ryzur hereby unconditionally and irrevocably (y) guarantees to Myomo and the Company the punctual performance by Anhui Ryzur of all of its obligations under this Contract and (z) undertakes to Myomo and the Company that:

(a)	whenever Anhui Ryzur does not pay or cause to be paid any amount when due under this Contract, Beijing Ryzur shall immediately on first demand pay such amount as if it was the principal obligor;
(b)

whenever Anhui Ryzur fails to perform or cause to be performed its other obligations under this Contract, Beijing Ryzur shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on Myomo and/or the Company (as applicable) as they would have received if such obligation had been performed and satisfied by Anhui Ryzur; and

(c)	whenever the Company fails to pay any of the License Fee to Myomo in accordance with the Technology License Agreement, Beijing Ryzur shall immediately make such payment to Myomo upon Myomo’s demand.

The guarantee under this Section 21.8 is a continuing guarantee and will extend to the ultimate balance of sums payable by Anhui Ryzur under this Contract or the Company under the Technology License Agreement, regardless of any intermediate payment or discharge.  Beijing Ryzur unconditionally and irrevocably waives any right which it may have to first require Myomo to proceed against Anhui Ryzur or the Company (as the case may be) before claiming from Beijing Ryzur under this Section 21.8.

21.9	Future Cooperation. To ensure the operation and implementation of the Business in the Territory, both Parties agrees to take the following actions:
(a)	Anhui Ryzur and Myomo agree to use commercially best efforts to reach an agreement with respect to the integration of supply chain and product manufacturing of the Company;
(b)

Anhui Ryzur and Myomo agree to formulate an operational plan of the Company (including plans to staff), train sufficient sales representatives and clinical support staff to achieve the annual volume goals of the Company, and to provide after-sales clinical and technical support for the Company.

(c)	Anhui Ryzur and Myomo are seeking to build a long-term partnership whereas Anhui Ryzur may support Myomo in making acquisitions in the rehabilitation industry in the US and other countries.
21.10	Language. This Contract and its schedules are written in both Chinese and English in six (6) originals. Each Party shall retain one original. Any remaining originals shall be retained by the Company for use as necessary. The two language versions shall have equal validity and legal effect.
21.11

Counterparts.  This Contract and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed on one or more signature pages, and shall become binding (unless otherwise therein provided) when the executed signature pages are exchanged by the Parties either in person or remotely via fax or emails.

[The remainder of this page is intentionally left blank.]

IN WITNESS HEREOF, the Parties hereby cause this Contract to be executed by their duly authorized representatives as of the date first above written.

Anhui Ryzur Medical Equipment Manufacturing, Co., Ltd.

安徽瑞德医疗设备制造有限公司

(company chop)

By:	/s/ David Ren
	Name:	Ren Song
	Title:	Legal Representative

JVC Signature Page

ACTIVE/97905134.7

IN WITNESS HEREOF, the Parties hereby cause this Contract to be executed by their duly authorized representatives as of the date first above written.

Wuxi ChinaLeaf Rehabilitation Industry Equity Investment Fund (Limited Partnership)

无锡中叶康复医疗产业股权投资基金合伙企业（有限合伙）

By:	/s/ Wu Jin
	Name:	Wu Jin
	Title:	Authorized Representative

JVC Signature Page

ACTIVE/97905134.7

IN WITNESS HEREOF, the Parties hereby cause this Contract to be executed by their duly authorized representatives as of the date first above written.

Myomo, Inc.

By:	/s/ Paul Gudonis
	Name:	Paul Gudonis
	Title:	Chief Executive Officer

JVC Signature Page

ACTIVE/97905134.7

IN WITNESS HEREOF, the Parties hereby cause this Contract to be executed by their duly authorized representatives as of the date first above written.

Jiangxi Myomo Medical Assistive Appliance Co., Ltd.

江西迈欧繆医疗辅助器具有限公司

(company chop)

By:	/s/ Ren Song
	Name:	Ren Song
	Title:	Legal Representative

JVC Signature Page

ACTIVE/97905134.7

IN WITNESS HEREOF, the Parties hereby cause this Contract to be executed by their duly authorized representatives as of the date first above written.

With respect to Section 21.8 only:

Beijing Ryzur Medical Investment Co., Ltd.

北京瑞德医疗投资股份有限公司

(company chop)

By:	/s/ Ren Song
	Name:	Ren Song
	Title:	Legal Representative

JVC Signature Page

ACTIVE/97905134.7

Schedule I:

Definitions

“Affiliate” means, with regard to a given Person, a Person that Controls, is Controlled by, or is under common Control with, the given Person; provided that for purposes of this Contract, none of Anhui Ryzur, Fund or Myomo or any of its Affiliates shall be deemed an Affiliates of any Group Company.  The term “Affiliated” has meanings correlative to the foregoing.

“Anhui Ryzur” has the meaning ascribed thereto in the Preamble.

“Articles of Association” means the Articles of Association of the Company executed by the Parties on the date hereof, as amended, modified or supplemented from time to time.

“Beijing Ryzur” has the meaning ascribed thereto in the Preamble.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” has the meaning ascribed thereto in Section 4.1.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks in the PRC, Hong Kong and the US are open for general business.

“Business Plan” has the meaning ascribed thereto in Section 5.2(i).

“Chairman” has the meaning ascribed thereto in Section 8.1(b).

“Change of Law” means any event or circumstance, occurring after the Establishment Date, in which the PRC national or local government or any other national or local public body or authority in the PRC that has the power to make decisions or rules binding upon the Company, undertakes any of the following: (i) adopts any new Laws, (ii) amends or repeals any provision of any existing Laws, or (iii) adopts any different interpretation or method of implementation of any Law, which, in each case, has a material adverse effect on either of the Parties or the Company.

“Co-Sale Right” has the meaning ascribed thereto in Section 5.6(a).

“Co-Sale Shares” has the meaning ascribed thereto in Section 5.6(a).

“Company” has the meaning ascribed thereto in the Preamble.

“Company Competitor” means any Person operating, conducting or engaging in, directly or indirectly, any of the Competing Business in the Territory, including without limitation the Persons listed in Schedule II, which list shall be updated once every six (6)

months by the Board (including the prior written consent of the Director appointed by Myomo) in accordance with Section 8.8(d).

“Competing Business” means any business or activity in competition with or similar to the Business or any business involving the Core Technology, in each case, regardless of whether such business or activity is then conducted by the Company or any of its Subsidiaries.

“Confidential Information” has the meaning ascribed thereto in Section 17.1(a).

“Contract” has the meaning ascribed thereto in the Preamble hereto.

“Control” with respect to a Person, means (i) ownership of more than fifty percent (50%) of the equity interest or voting stock of such Person, (ii) the power to appoint or elect a majority of the directors of such Person, or (iii) the power to direct or cause the direction of the business, management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Core Technology” means the technology being used to develop, research and produce the myoelectric controlled orthosis products (以表面肌电监测为基础的辅助器具).

“Director” means a member of the Board of the Company.

“Dispute” has the meaning ascribed thereto in Section 18.2.

“Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, deed of trust, lease, option, right of first refusal, easement, servitude, security interest or other encumbrance, security agreement or arrangement of any kind, purchase or option agreement or arrangement, and contracts or other agreements to create or effect any of the foregoing.

“Establishment Date” means August 12, 2021.

“Execution Date” has the meaning ascribed thereto in the Preamble hereto.

“Exercise Notice” has the meaning ascribed thereto in Section 5.5(a).

“Fiscal Year” means a period beginning on January 1 and ending December 31 of each year.

“Fund” has the meaning ascribed thereto in the Preamble.

“General Manager” has the meaning ascribed thereto in Section 10.1.

“Government Authority” means any governmental authority or judicial, regulatory, or administrative body of any country or political subdivision thereof.

“Group” means the Company and all of its direct or indirect Subsidiaries, taken as a whole, and a “Group Company” means any of the foregoing.

“Intellectual Property” or “IP” means all the following whether arising under the laws of the USA, PRC or of any other jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (iii) trade secrets; (iv) trademarks; and (v) intellectual property rights arising from or in respect of domain names.

“IP License Agreements” means collectively the Technology License Agreement and Trademark License Agreement, and an “IP License Agreement” means any of the foregoing.

“Joint Venture Term” has the meaning ascribed thereto in Section 15.2.

“Law” means any published laws, regulations, rules, provisions, circulars, permits, authorizations, interpretations, government orders or decisions of any Government Authorities or legislative authorities and, in relation to any common law jurisdictions, judgments, awards, decisions or interpretations of any judicial authorities.

“Lead Sale Party” has the meaning ascribed thereto in Section 5.6(a).

“Liabilities” means any and all debts, losses, damages, adverse claims, liabilities and obligations of any kind, character or description, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, direct or indirect, asserted or unasserted, liquidated or unliquidated, due or to become due, whether in contract, tort, strict liability or otherwise and including all costs and expenses relating thereto, including, without limitation, those arising under any applicable Law, action or government order and those arising under any contract.

“License Fee” means the license fee agreed and provided in the Technology License Agreement.

“Liquidation Group” has the meaning ascribed thereto in Section 16.4(a).

“Myomo” has the meaning ascribed thereto in the Preamble.

“Myomo IP” means the IPs to be licensed from Myomo to the Company as agreed in the IP License Agreements.

“Myomo Products” means the line of medical devices defined as a powered orthosis (brace) designed by Myomo to help restore function to joints that have been paralyzed or weakened by injury or disease and marketed under the name MyoPro and other future medical device trademarked names.

“MyoPro Control System” means the microprocessor and embedded software programmed into the said microprocessor that allows the fully assembled MyoPro product to perform its intended function.  The microprocessor and embedded software are intended to be used with a specific MyoPro electro-mechanical design created by Myomo.

“NMPA” means the National Medical Products Administration of the PRC or its competent local counterpart.

“NMPA Approvals” has the meaning ascribed thereto in Section 14.2.

“Non-Compete Party” has the meaning ascribed thereto in Section 17.2(b).

“Non-Transferring Party” has the meaning ascribed thereto in Section 5.5(a).

“Party” or “Parties” has the meaning ascribed thereto in the Preamble.

“Person” means any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization.

“PRC” means the People’s Republic of China (solely for the purpose of this Contract, excluding the province of Taiwan, Hong Kong and the Macau Special Administrative Region).

“Registration Authority” means the State Administration for Industry and Commerce or its competent local counterpart.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) directly or indirectly, (i) owns more than 50% of the outstanding share capital, voting securities or other equity interests or (ii) is generally entitled to appoint a majority of the board of directors or comparable governing body of such corporation, partnership, limited liability company, joint venture or other legal entity; provided that neither the Company nor its Subsidiaries, if any, shall be deemed to be a Subsidiary of any Party or their respective Affiliates.

“Supervisor” has the meaning ascribed thereto in Section 8.1.

“Tax” or “Taxes” means (A) any domestic or foreign national, provincial, municipal or local taxes, charges, fees, levies or other assessments, including, without limitation, all net income (including enterprise income tax, individual income tax and withholding tax), sales, use, transfer, turnover (including value-added tax, business tax and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property tax (real or personal), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, disability, unemployment, housing or any other social insurance withholding), tariffs (including import duty), estimated taxes, charges, fees, levies alternative minimum, add-on minimum, registration, excise, natural resources, severance, occupation, premium, windfall profit, environmental, customs, duties, capital stock, payroll, license, employee or other withholding, whether computed on a separate or consolidated, unitary or combined basis or other assessments of any kind whatsoever and any interest, penalties or additions in connection therewith and (B) Liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Technology License Agreement” means a technology license agreement, substantially in the form attached hereto as Exhibit A, to be entered into by and between the Company and Myomo with respect to Myomo’s license of certain of Myomo’s IP (other than Myomo’s trademarks and trademark-related rights) as set forth in such agreement to the Company.

“Territory” has the meaning ascribed thereto in Section 4.1.

“Thirty Day Period” has the meaning ascribed thereto in Section 5.5(a).

“Three Funds” has the meaning ascribed thereto in Section 11.1.

“Trademark License Agreement” means a trademark license agreement, substantially in the form attached hereto as Exhibit B, to be entered into by and between the Company and Myomo with respect to Myomo’s license of certain of Myomo’s trademarks as set forth in such agreement to the Company.

“Transaction Documents” means this Contract, the Articles of Association and the IP License Agreements.

“Transfer” has the meaning ascribed thereto in Section 5.4(a).

“Transfer Notice” has the meaning ascribed thereto in Section 5.5(a).

“Transferring Party” has the meaning ascribed thereto in Section 5.5(a).

“Valuer” has the meaning ascribed thereto in Section 5.7(b).

“Vice-Chairman” has the meaning ascribed thereto in Section 8.1(b).

Schedule II:

List of Company Competitors

Ottobock

Ossur

Hanger Inc.

Ekso Bionics

ReWalk

Bionik Labs

Rex Bionics

Cyberdyne (Japan)

Parker-Hannifin Corp.

DIH International (Hong Kong) and Hocoma subsidiary

Deltason (Hong Kong)

Abilitech

II

Exhibit A

Technology License Agreement

Exhibit A

Exhibit B

Trademark License Agreement

Exhibit A